GreenSky, Inc. Reports Fourth Quarter and
Fiscal Year 2020 Financial Results

Full Year Transaction Volume of $5.5 Billion;
Net Income of $28.7 Million; Diluted EPS of $0.14;
Adjusted EBITDA of $105.9 Million
Fourth Quarter Net Income of $23.4 Million; Diluted EPS of $0.11

Atlanta, March 10, 2021, GreenSky, Inc. (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the fourth quarter and fiscal year ended December 31, 2020.

"The momentum witnessed at the end of last year has continued into 2021 and we are optimistic with respect to transaction volume growth and lower costs in the upcoming year,” said David Zalik, GreenSky Chairman and CEO. “Despite a challenging year, we reported 2020 revenue in line with our 2019 results, and I am extremely proud of the dedication and commitment of our associates who delivered annual transaction volume in excess of $5.5 billion. Looking ahead, I am encouraged by the improving consumer credit trends being observed, and I am cautiously optimistic that 2021 performance will likely be better than initially estimated. GreenSky is poised to deliver transaction volume growth in excess of 15% this year and we continue to make solid progress on strategic initiatives outside of our core home improvement business and expect to see the results of those strategies over the coming months."

“During the last four months of the year, GreenSky secured over $1 billion in new funding, demonstrating the successful roll-out of our diversified funding model,” said Andrew Kang, Chief Financial Officer. “We set a goal to gain access to new sources of liquidity, and we now have a proven track record of asset sales to both institutional investors and banks. I am very excited to also announce that earlier this month, we executed a $1 billion forward flow sale agreement with a leading life insurance company that will further support our transaction volume growth into 2022. As market pricing has improved and restored to pre-pandemic levels, the economics of our recent sales and forward flow agreement are now consistent with GreenSky’s historical cost of funds, in contrast to our initial sale in 2020. With tailwinds in funding and optimism regarding credit performance, we are raising our 2021 net income and Adjusted EBITDA guidance.”

Fourth Quarter and Fiscal Year 2020 Financial Highlights:

•Transaction Volume: Transaction volume in the fourth quarter of 2020 was $1.3 billion compared to $1.5 billion in the fourth quarter of 2019. The change in year-over-year volumes continued to be largely driven by the COVID-19 impact on our elective healthcare business, and ongoing supply chain issues that shifted home improvement volumes from the fourth quarter of 2020 into 2021. In addition, our average ticket size in 2020 increased more than 10% from prior year.
•Transaction Fee Rate: The average transaction fee rate for the fourth quarter of 2020 was 7.2%, an increase of 40 basis points from 6.8% in the fourth quarter of 2019. For 2020, the average transaction fee rate was 7.1% compared to 6.8% in 2019, reflecting continued demand for certain products offered by our merchants and consumer preferences for promotional financing.
•Revenue: Fourth quarter revenue was $128.8 million compared to $135.9 million in the fourth quarter of 2019. Total revenue for the year ended December 31, 2020 was $525.6 million compared to $532.6 million during the year ended December 31, 2019.

◦Transaction fee revenue was $93.9 million in the fourth quarter of fiscal 2020 compared to $100.7 million in the fourth quarter of 2019, and $393.1 million for the year compared to $405.9 million in 2019, as the impact of the halt in elective medical procedures during 2020 was partially offset by an improvement in the transaction fee rate.
◦Total servicing revenue for the quarter and full year 2020 reflect an increase in servicing fees earned on GreenSky's $9.5 billion servicing portfolio and by a lower contribution from changes in the fair value of our servicing assets.
▪In the fourth quarter, our servicing fees were consistent with the same quarter in 2019. For the year, our servicing fees increased by $21.9 million driven by an increase in the average servicing fee and the increase in the size of the portfolio.
▪Our servicing revenues from changes in the fair value of our servicing asset contributed $0.4 million to revenues in the fourth quarter of 2020, compared to $5.1 million in the fourth quarter of 2019. For the full year 2020, the fair value change of our servicing assets contributed $0.3 million in servicing revenues compared to $30.5 million in 2019.
◦Interest and other revenue increased to $6.6 million for the quarter and to $17.1 million for the full year, up from $2.1 million and $3.0 million, respectively, primarily due to increased interest income earned on loan receivables held for sale in our warehouse facility.
•Cost of Revenue: Fourth quarter cost of revenue was $78.5 million, compared to $69.8 million in the fourth quarter of 2019. Full year 2020 cost of revenue was $307.9 million compared to $249.9 million in 2019.
◦We incurred $29.7 million in loan sales costs in the fourth quarter of 2020, which were offset by a $12.6 million reduction in bank waterfall costs (the fair value of the FCR liability) in cost of revenue, and $7.6 million reduction of the non-cash mark-to-market expense related to sales facilitation obligations in the fourth quarter of 2020.
◦For the year, we had $72.4 million in loan sales costs and $10.7 million non-cash mark-to-market expense related to sales facilitation obligations, offset by a $23.4 million decrease in bank waterfall costs (reflected in the fair value of the FCR liability).
◦Loan sales in 2020 provided an important diversification to our funding in the second half of the year while maintaining our targeted level of lifetime profitability for these transaction volumes.
•Net Income and Diluted Earnings per Share: For the fourth quarter of 2020, the Company recognized net income of $23.4 million compared to net income of $5.3 million for the same period in 2019, which resulted in a diluted earnings per share of $0.11, compared to diluted earnings per share of $0.03 in the fourth quarter of 2019. For the year ended December 31, 2020, the Company recognized net income of $28.7 million compared to net income of $96.0 million for the same period in 2019, which resulted in a diluted earnings per share of $0.14, compared to diluted earnings per share of $0.49 for the year ended December 31, 2019.

•Adjusted EBITDA(1): Fourth quarter 2020 Adjusted EBITDA was $10.2 million compared to $23.7 million in the fourth quarter 2019. For fiscal year 2020, Adjusted EBITDA increased by 1% to $105.9 million from $105.0 million in 2019. Adjusted EBITDA margin in the fourth quarter of 2020 was 8% compared to Adjusted EBITDA of 17% in the fourth quarter of 2019. Fiscal year 2020 and 2019 Adjusted EBITDA margin were both 20%.

(1) Adjusted EBITDA is a non-GAAP measure. Refer to “Non-GAAP Financial Measures” for important additional information.
Business Update:
•Merchants. For the full year 2020, we added more exclusive relationships with merchants who are expected to generate $10 million or more in annual transaction volumes than in any prior year. Importantly, we recently renewed our agreement with our largest single merchant, The Home Depot.
•Funding Diversification. During the fourth quarter, GreenSky executed asset sales of approximately $685 million, and increased the Company's committed warehouse funding to $555 million. Subsequent to year-end, the Company closed a $1 billion, 1 year forward flow agreement and executed an incremental upfront asset sale of approximately $135 million with a leading life insurance company.
•Credit quality. Our consumer credit profile in the fourth quarter and full year 2020 continues to be very high quality. For loans originated on our platform during 2020, the weighted average FICO credit score was 780. Consumers with FICO scores over 700 comprised over 88% of the loan servicing portfolio as of December 31, 2020.
◦The 30-day delinquency rate as of December 31, 2020 was 0.99%, an improvement of 39 basis points over December 31, 2019, and an improvement of 5 basis points compared to the third quarter of 2020.
◦The balances of loans in COVID-19 payment deferral status represented approximately 0.8% of the total loans serviced by our platform as of December 31, 2020.
2021 Guidance:
•GreenSky's updated 2021 guidance is as follows:
◦Transaction volumes of $6.2 to $6.5 billion;
◦Revenues of approximately $584 million;
◦Net Income of +/-$0;
◦Adjusted EBITDA of $45 to $55 million; and
◦Adjusted EBITDA Margin of 8% to 10%.
Conference Call and Webcast:
As previously announced, the Company’s management will host a conference call today to discuss fourth quarter and full year 2020 results at 9:00 a.m. EST. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be accessible through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within two hours of the completion of the call and will be archived at the same location for one year.
About GreenSky, Inc.
GreenSky, Inc. (NASDAQ: GSKY), headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage our technology to provide loans to super-prime and prime consumers nationwide. We currently service a $9.5 billion loan portfolio, and since our inception, over 3.7 million consumers have financed approximately $28 billion of commerce using our paperless, real time “apply and buy” technology. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; its financial performance; transaction volume; costs; 2021 performance and financial guidance; the impact of COVID-19; post-COVID-19 recovery of the elective healthcare business and the elective healthcare industry; and strategic initiatives in new industry verticals. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners and merchants, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or facilitate additional whole loan or loan participation sales) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding sources, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA and Adjusted EBITDA Margin are key financial indicators of our business performance over the long term and provide useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA and Adjusted EBITDA Margin can provide useful supplemental information to help investors better understand the economics of our platform.

We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contact:
Tom Morabito
470.284.7013
investors@greensky.com

(tables follow)

GreenSky, Inc.
Consolidated Balance Sheets
(United States Dollars in thousands, except share data)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$147,775	$195,760
Restricted cash	319,879	250,081
Loan receivables held for sale, net	571,415	51,926
Accounts receivable, net	21,958	19,493
Property, equipment and software, net	21,452	18,309
Deferred tax assets, net	387,951	364,841
Other assets	52,643	50,638
Total assets	$1,523,073	$951,048

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$15,418	$11,912
Accrued compensation and benefits	13,666	10,734
Other accrued expenses	5,207	3,244
Finance charge reversal liability	185,134	206,035
Term loan	452,806	384,497
Warehouse facility	502,830	—
Tax receivable agreement liability	310,425	311,670
Financial guarantee liability	131,894	16,698
Other liabilities	81,169	61,201
Total liabilities	1,698,549	1,005,991

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, par value $0.01 and 91,317,225 shares issued and 76,734,106 shares outstanding at December 31, 2020 and 80,089,739 shares issued and 66,424,838 shares outstanding at December 31, 2019	912	800
Class B common stock, par value $0.001 and 106,165,105 and 113,517,198 shares issued and outstanding at December 31, 2020 and 2019, respectively	107	114
Additional paid-in capital	110,938	115,782
Retained earnings	33,751	56,109
Treasury stock	(147,360)	(146,234)
Accumulated other comprehensive income (loss)	(4,340)	(756)
Noncontrolling interest	(169,484)	(80,758)
Total equity (deficit)	(175,476)	(54,943)
Total liabilities and equity (deficit)	$1,523,073	$951,048

GreenSky, Inc.
Consolidated Statements of Operations
(United States Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenue
Transaction fees	$93,938	$100,710	$393,137	$405,905
Servicing	28,245	33,119	115,455	123,696
Interest and other	6,624	2,114	17,057	3,021
Total revenue	128,807	135,943	525,649	532,622
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	78,506	69,779	307,948	249,878
Compensation and benefits	21,891	22,161	88,049	84,052
Property, office and technology	4,374	4,023	16,616	16,671
Depreciation and amortization	3,150	2,187	11,330	7,304
Sales, general and administrative	12,408	10,507	42,476	33,350
Financial guarantee	(23,402)	16,664	4,952	20,699
Related party	434	617	1,738	2,412
Total costs and expenses	97,361	125,938	473,109	414,366
Operating profit	31,446	10,005	52,540	118,256
Other income (expense), net
Interest and dividend income	142	590	1,167	3,080
Interest expense	(6,735)	(5,660)	(25,024)	(23,860)
Other gains (losses), net	(640)	(3,228)	1,576	(8,628)
Total other income (expense), net	(7,233)	(8,298)	(22,281)	(29,408)
Income before income tax expense (benefit)	24,213	1,707	30,259	88,848
Income tax expense (benefit)	798	(3,597)	1,597	(7,125)
Net income	$23,415	$5,304	$28,662	$95,973
Less: Net income attributable to noncontrolling interests	15,210	3,265	18,697	63,993
Net income attributable to GreenSky, Inc.	$8,205	$2,039	$9,965	$31,980

Earnings per share of Class A common stock:
Basic	$0.11	$0.03	$0.15	$0.52
Diluted	$0.11	$0.03	$0.14	$0.49

GreenSky, Inc.
Consolidated Statements of Cash Flows
(United States Dollars in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$28,662	$95,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,330	7,304
Share-based compensation expense	14,907	13,754
Equity-based payments to non-employees	16	15
Fair value change in servicing assets and liabilities	(2,157)	(29,679)
Operating lease liability payments	(478)	(394)
Financial guarantee losses (gains)	(2,816)	16,072
Amortization of debt related costs	2,549	1,675
Original issuance discount on term loan payment	(57)	(42)
Income tax expense (benefit)	1,597	(7,125)
Loss on remeasurement of tax receivable agreement liability	1,386	9,790
Impairment losses	188	—
Mark to market on loan receivables held for sale	6,342	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	(525,831)	(49,050)
(Increase) decrease in accounts receivable	(2,465)	(4,049)
(Increase) decrease in other assets	(5,295)	(448)
Increase (decrease) in accounts payable	3,506	6,860
Increase (decrease) in finance charge reversal liability	(20,901)	67,446
Increase (decrease) in guarantee liability	(7,768)	—
Increase (decrease) in other liabilities	29,184	25,225
Net cash provided by/(used in) operating activities	$(468,101)	$153,327
Cash flows from investing activities
Purchases of property, equipment and software	$(14,567)	$(15,381)
Net cash used in investing activities	$(14,567)	$(15,381)
Cash flows from financing activities
Proceeds from term loan	$70,494	$—
Repayments of term loan	(4,318)	(3,958)
Proceeds from Warehouse Facility	852,060	—
Repayments of Warehouse Facility	(349,230)	—
Class A common stock repurchases	—	(104,272)
Member distributions	(51,041)	(23,468)
Proceeds from option exercises after Reorganization Transactions	470	307
Payment of option exercise taxes after Reorganization Transactions	(1,199)	(12,351)
Payment of taxes on Class B common stock exchanges	—	(2,198)
Payments under tax receivable agreement	(12,755)	(4,664)
Net cash provided by/(used in) financing activities	$504,481	$(150,604)
Net increase (decrease) in cash and cash equivalents and restricted cash	21,813	(12,658)
Cash and cash equivalents and restricted cash at beginning of period	445,841	458,499
Cash and cash equivalents and restricted cash at end of period	$467,654	$445,841

Supplemental cash flow information
Interest paid	$27,612	$22,429
Income taxes paid	$13	$11
Supplemental non-cash investing and financing activities
Capitalized software accrued but not paid	$395	$—
Distributions accrued but not paid	$3,136	$5,978

Reconciliation of Adjusted EBITDA
(United States Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$23,415	$5,304	$28,662	$95,973
Interest expense(1)	6,735	5,660	25,024	23,860
Tax expense (benefit)	798	(3,597)	1,597	(7,125)
Depreciation and amortization	3,150	2,187	11,330	7,304
Equity-based compensation expense(2)	3,605	4,045	14,923	13,769
Financial guarantee liability - Non-renewal of Bank Partner(3)	—	16,215	—	16,215
Financial guarantee liability - Escrow(4)	(26,274)	(205)	—	(241)
Servicing asset and liability changes(5)	(787)	(4,870)	(2,157)	(29,679)
Mark-to-market on sales facilitation obligations(6)	(7,607)	—	10,655	—
Discontinued charged-off receivables program(7)	—	(6,487)	—	(29,190)
Transaction and non-recurring expenses(8)	7,193	5,477	15,818	14,149
Adjusted EBITDA	$10,228	$23,729	$105,852	$105,035
Adjusted EBITDA margin	8%	17%	20%	20%
(1)Interest expense on the Warehouse Facility and interest income on the loan receivables held for sale are not included in the adjustment above as amounts are components of cost of revenue and revenue, respectively.
(2)See Note 12 to the Notes to Consolidated Financial Statements included in Item 8 for additional discussion of share-based compensation.
(3)Includes losses recorded in the fourth quarter of 2019 associated with the financial guarantee arrangement for a Bank Partner that did not renew its loan origination agreement when it expired in November 2019. See Note 14 to the Notes to Consolidated Financial Statements included in Item 8 for additional discussion of financial guarantee arrangements.
(4)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability. In the fourth quarter of 2020, due to expectations that some of these financial guarantees may require cash settlement, the Company discontinued adjusting EBITDA for financial guarantees and recognized a cumulative adjustment to reverse all previous amounts adjusted in 2020.
(5)Includes the non-cash changes in the fair value of servicing assets and liabilities related to our servicing arrangements with Bank Partners and other contractual arrangements. 2019 and 2018 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy. See Note 3 to the Notes to Consolidated Financial Statements included in Item 8 for additional discussion of servicing assets and liabilities.
(6)Mark-to-market on sales facilitation obligations reflects changes in the fair value in the embedded derivative for sales facilitation obligations. The changes in fair value are recognized as a mark-to-market expense in cost of revenue for the period. See Note 3 to the Notes to Consolidated Financial Statements included in Item 8 for additional discussion.
(7)Includes the amounts related to the now discontinued program of transferring our rights to charged-off receivables to third parties. 2019 and 2018 amounts have been updated to be consistent with the Company's 2020 presentation in accordance with our Non-GAAP policy.
(8)For the years ended December 31, 2020 and 2019, includes (i) legal fees associated with IPO litigation and regulatory matter, (ii) professional fees associated with our strategic alternatives review process, and (iii) loss on remeasurement of our tax receivable agreement liability. The year ended December 31, 2020 also includes increased costs resulting from the COVID-19 pandemic.

Reconciliation of Forecasted 2021 Adjusted EBITDA
(United States Dollars in millions)

Year Ended December 31, 2021
Net income	$0
Interest expense(1)	25
Tax expense (benefit)	1
Depreciation and amortization	13
Equity-based compensation expense(2)	17
Servicing asset and liability changes(3)	(10)
Mark-to-market on sales facilitation obligations(4)	4
Adjusted EBITDA	$50
Adjusted EBITDA margin	9%

(1) Interest expense on the SPV Facility and its related loans receivables held for sale are excluded from the adjustment above as such amounts are a component of cost of revenue in our on-going business.
(2) Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.
(3) Includes the non-cash changes in the fair value of servicing assets and servicing liabilities related to our servicing assets associated with Bank Partner agreements and other contractual arrangements.
(4) Mark-to-market on sales facilitation obligations reflects changes in the fair value in the embedded derivative for sales facilitation obligations. The balance of these obligations after December 31, 2021 is expected to be relatively consistent over the remaining forecasted periods presented. The changes in fair value are recognized as a mark-to-market expense in cost of revenue for the period.